Exhibit 3.1 – Certification of Incorporation:

CERTIFICATE OF INCORPORATION OF
GRCR  Partners Inc.

FIRST: The name of the corporation is: GRCR Partners  Inc.

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex.  The registered  agent in charge thereof is Harvard Business Services, Inc.

THIRD:  The purpose of the corporation  is to engage in any lawful activity for  which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of authorized shares which the corporation is authorized to issue 500,000,000 shares of common stock having a par value of $ 0.0001 per share and 15,000,000 shares of preferred  stock having a par value of $ 0.0001 per  share.

The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

All shares of common stock shall be  identical and each    share of common stock shall be entitled to one vote on al I matters.

The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to  the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions  thereof.

FIFTH:  The business and affairs of the corporation shall be managed by or under  the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: This corporation shall be perpetual  unless otherwise decided by a majority  of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred  by the laws  of Delaware, the board of   directors is authorized to amend or repeal the bylaws.
EIGHTH:  The corporation reserves the right to amend or repeal any provision in this

Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: The incorporator is Harvard Business Services, Inc., whose mailing address  is 16192 Coastal Highway, Lewes, DE  19958.

TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for  monetary damages for breach of fiduciary duty as a director.

I,the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this 16th day of January, 2015.

Signed and Attested to

Harvard Business Services, Inc., Incorporator By: Richard H. Bell, President